Exhibit 4.32

Nortel Networks Agreement No. 011449
Nortel Networks Amendment No. 011449(6)

AMENDMENT #6

TO

OEM PURCHASE AND SALE AGREEMENT NO. 011449 (“Agreement”)

BETWEEN AUDIOCODES LTD. AND NORTEL NETWORKS LIMITED

This Amendment #6 to OEM Purchase and Sale Agreement No. 011449 by and between Nortel Networks Limited, a Canada corporation with offices located at 8200 Dixie Road, Suite 100, Brampton, Ontario, Canada L6T 5P6 (Nortel) and AudioCodes Ltd., an Israeli corporation with offices located at 1 Hayarden Street, Airport City Lod, 70151 (Seller), will be effective as of April 1, 2005.

WHEREAS, Nortel and Seller entered into an OEM Purchase and Sale Agreement dated April 28, 2003, as amended (“Agreement”); and

WHEREAS, Nortel and Seller wish to amend the Agreement for the purposes of Seller’s obtaining the use of Nortel’s code-signing certificate and private key in relation to a Nortel customer’s use of the Mediant Products;

NOW, THEREFORE, in consideration of the premises and the promises set forth herein, the parties agree as follows:

1.	Amend the Agreement by adding new Section 3.1 under Section 3 (Grant of Rights) as follows:

“3.1.	Code Signing Certificate License – AudioCodes agrees to use Nortel Networks’ code-signing certificate and associated private key in all applicable Nortel Networks-specific Software loads, (i.e., MG3200EMS, MG3500EMS, MS2010 and MS2020). In that regard Nortel Networks hereby grants AudioCodes the right to use Nortel Networks’ code-signing certificate and associated private key on AudioCode’s Load Builder Server for the limited purpose of AudioCodes’ applying the code-signing certificate and private key (through AudioCodes’ jar files) to the described Nortel Networks-specific Software loads to support Nortel Networks’ customers launching Audiocodes applications. The preceding license is restricted to use with the described Software and must not be used for any other purpose, including, but not limited to, use on software loads that are provided to AudioCodes customers other than Nortel Networks.”

2.	Except for Amendments 1 through 6, in all other respects the Agreement shall remain unchanged.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 6 to the Agreement to be signed by their duly authorized representatives.

NORTEL NETWORKS LIMITED By: /s/ Nancy Scott —————————————— Print Name: Nancy Scott Title: SR Mgr. Supply Mgmt. Date: May 6, 2005	AUDIOCODES LTD. By: /s/ Ben Rabinowitz —————————————— Print Name: Ben Rabinowitz Title: VP Marketing and Sales, NA Date: April 27, 2005